Exhibit (4)(V)

Your TIAA Deferred Annuity Endorsement

Teachers Insurance and Annuity Association of America

730 Third Avenue, New York, NY 10017-3206

Telephone: [800-842-2733]

Minimum Distribution Annuity Election Endorsement

Effective Date:             [mo /day/year, or upon receipt]

This endorsement is attached to and becomes part of annuity Contract Number: [DA00000-0]

[The purpose of this endorsement is to acknowledge your election of the minimum distribution (MD) income option or death benefit payment method (“the MD Election”) in settlement of the following accumulations from the above contract:

$ 100,000 of TIAA Traditional Annuity Accumulation

and

xxx.xxxx Units from the Real Estate Account Accumulation

and the following units from the following Investment Accounts:

xxx.xxxx            Account 1

xxx.xxxx            Account 2

xxx.xxxx            Account 3]

[or:

The purpose of this endorsement is to acknowledge your election of the minimum distribution income option or death benefit payment method (“the MD Election”) in conjunction with the election of this option under CREF certificate number DA11111-1 ]

This endorsement also provides additional detail regarding the MD Election. The MD Election you have made is irrevocable. For the amount settled, TIAA’s obligations under the contract are only as described in this endorsement. The terms and provisions of this endorsement are specific to the MD Election and the amounts settled under the MD Election and do not modify any terms or provisions pertaining to other amounts under the contract. Any terms not specifically defined in this endorsement should be understood as having the same meanings and applications that they otherwise have under the contract. Any other provisions of the underlying contract not addressed in this endorsement are applicable equally to the MD Election as well as to other amounts under the contract. If, as pertains to amounts under the MD Election, any provisions of this endorsement conflict with any provision of the underlying contract, this endorsement shall govern.

Date of First Periodic Payment:                 [04 01 2013]

If any additional MD Election covering additional accumulations from the contract is made subsequent to the effective date of this endorsement, the provisions of this endorsement will apply to each such subsequent MD Election as of its effective date.

President, and
Chief Executive Officer

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Your TIAA Deferred Annuity Endorsement

INDEX OF PROVISIONS

Section
Accumulation
Definition	1
Investment Account	12
Traditional Annuity	9
Accumulation Units
Number of	13
Additional Amounts	11
Annuity Benefits
Amount	20
Choosing an Annuity	19
Beneficiary	2
Compliance with Laws and Regulations	29
Death Benefit	3
Methods of Payment	18
Payment	18
Interest	10

Section
Internal Transfer	4
From the Investment Accounts	21
From the Traditional Annuity	22
Restrictions	23
Investment Accounts	12
Definition	5
Modification	28
Lump-sum Benefits	6, 24
Systematic Withdrawals to pay fees	25
Minimum Distribution Amount	7, 14
Other Terms	8
Payments
Allocation	17
Amount	14
Excluded Amount	15
Life Expectancy	16
Roth Accounting	26
Spouse’s Rights	27

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Your TIAA Deferred Annuity Endorsement

PART A: TERMS USED IN THIS ENDORSEMENT

1.	Your accumulation under the MD Election is equal to the sum of your Traditional Annuity accumulation under the MD Election, as described in Part B, and your Investment Account accumulations under the MD Election as described in Part C. Your accumulation will provide the benefits described in this endorsement. Your accumulation under the MD Election must remain under the MD Election unless it is withdrawn or converted to an annuity income option as described in this endorsement. Unless otherwise specified, all references to accumulations in this endorsement refer to accumulations under the MD Election.

2.	Beneficiaries under the MD Election will be the same as those otherwise designated under the contract and will receive the death benefit associated with the MD Election if you die before the entire accumulation is paid out.

3.	The death benefit under the MD Election is the current value of your accumulation under the MD Election. It will be paid to your beneficiaries under one of the methods set forth in Part E if you die before the entire accumulation is paid out.

4.	An internal transfer is the movement of accumulations between your Traditional Annuity accumulation and your Investment Account accumulations under the MD Election, among Investment Account accumulations under the MD Election, or between this contract and your companion CREF certificate in connection with the MD Election. Internal transfers from your Traditional Annuity accumulation are made only over a 10-year period through a Transfer Payout Annuity.

5.	An Investment Account under the MD Election refers to the Real Estate Account or to any subaccount of any other Separate Account available under your contract in accordance with the employer plan.

6.	A lump-sum benefit from an Investment Account is a withdrawal in a single sum of all or part of any of your Investment Account accumulations under the MD Election.

7.	The minimum distribution amount is the amount that is required under federal tax law to be distributed to you for each calendar year for the accumulation under the MD Election. We will calculate it as described in Part D.

8.	Other terms. Terms used in this endorsement that are not explicitly defined in this endorsement shall have the definitions assigned to them in the contract.

PART B: TRADITIONAL ANNUITY ACCUMULATIONS

9.	Your Traditional Annuity accumulation under the MD Election is the portion of the TIAA Traditional Annuity accumulation settled under the MD Election. This amount will be increased by:

A)	interest credited at the guaranteed interest rate;

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Your TIAA Deferred Annuity Endorsement

B)	any additional amounts credited to the Traditional Annuity under the MD Election; and

C)	any internal transfers to the Traditional Annuity under the MD Election;

and will be reduced by:

D)	any payments made from the Traditional Annuity under the MD Election;

E)	any premium taxes incurred by TIAA for your Traditional Annuity accumulation in connection with the MD Election;

F)	any charges for expenses and contingencies in accordance with any applicable rate schedules;

G)	any amount applied to a Transfer Payout Annuity; and

H)	any amount applied to begin any annuity benefits.

10.	Interest will be credited to your Traditional Annuity accumulation at the interest rate(s) described in your contract’s applicable rate schedule(s) as applicable after the annuity starting date. All amounts applied to your Traditional Annuity accumulation under the MD Election are credited with interest from the end of the day they are received. If different rate schedules applied to different portions of the Traditional Annuity accumulation settled under the MD election, the interest rates applicable after the annuity starting date in accordance with the applicable rate schedules will apply to amounts under the MD Election.

11.	Additional amounts. TIAA may credit additional amounts to your Traditional Annuity accumulation under the MD Election. TIAA does not guarantee that there will be additional amounts. TIAA will determine at least annually if additional amounts will be credited.

Any additional amounts credited to your Traditional Annuity accumulation will be credited under a schedule of additional amount rates declared by TIAA. Any such schedule will be subject to the timing parameters otherwise described in your contract in connection with schedules of Additional Amounts.

PART C: SEPARATE ACCOUNTS

12.	An Investment Account accumulation (the value of your share of an Investment Account) under the MD Election is equal to the number of your accumulation units in that Investment Account under the MD Election multiplied by the value of one accumulation unit in that Investment Account. Investment Account accumulations are variable and are not guaranteed. They may increase or decrease depending on the investment results of the funds underlying the Investment Accounts.

13.	Number of accumulation units. The number of your accumulation units in an Investment Account under the MD Election is the number of units settled under the MD Election. This number will be increased by:

A)	any internal transfers you make to that Investment Account under the MD Election;

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Your TIAA Deferred Annuity Endorsement

and will be decreased by:

B)	any premium taxes incurred by us for that Investment Account accumulation in connection with the MD Election;

C)	the application of any accumulation units to provide any form of payment or benefit; and

D)	any internal transfers from your accumulation in that Investment Account to the Traditional Annuity, another Investment Account, or your companion CREF Certificate under the MD Election.

The increase or decrease in the number of your accumulation units on any valuation day is equal to the net dollar value of all transactions divided by the value of the Investment Account’s accumulation unit as of the end of the business day on which the transaction becomes effective.

PART D: MINIMUM DISTRIBUTION PAYMENTS

14.	Amount of payments. The minimum distribution amount for any calendar year is generally equal to the accumulation as of the previous December 31 less the excluded amount, all divided by the life expectancy as of the calendar year. The amount of each payment within a calendar year is generally the minimum distribution amount divided by the number of payments to be made in the year. Adjustments may be required if the minimum distribution amount is adjusted. In no case will any payment exceed your total accumulation as of the date the payment is made. Payments will continue to you through the first calendar year in which the life expectancy is one year or less. Your total payments for that year will be your remaining accumulation, and no further payments will be made after that year.

15.	The excluded amount is that portion of the accumulation that will not be included in the calculation of the minimum distribution amount for any calendar year in accordance with IRC Section 401(a)(9). All or part of any payment from this contract may be applied to reduce the excluded amount. The excluded amount may be reduced at your request, or when required by federal tax law, and will be reduced to zero in the calendar year in which you attain age 75. Excluded amounts are contributions and earnings credited prior to January 1, 1987, if any, under an IRC section 403(b) retirement plan.

16.	The life expectancy as of any calendar year will be calculated in accordance with IRC Section 401(a)(9) and the regulations issued thereunder.

17.

Allocation of payments. Your accumulation under the MD Election will be reduced on each payment date by the amount of the payment you receive. You may choose how the reduction is allocated between your Traditional Annuity accumulation and your Investment Account accumulations, provided the reduction you allocate to the Traditional

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Your TIAA Deferred Annuity Endorsement

Annuity accumulation is not more than that which would be calculated on a pro rata basis. You may change your allocation for future payments at any time. If we do not have a valid allocation, or if the value of any of the accumulations under your contract is not sufficient to cover the allocated portion of the payment, your Traditional Annuity accumulation and your Investment Account accumulations will be reduced on a pro rata basis.

PART E: DEATH BENEFIT

18.	Payment of the death benefit. If you die before the entire accumulation under the MD Election is paid out, TIAA will pay the death benefit to your beneficiary under one of the methods of payment set forth below. You may choose the method during your lifetime. If you do not so choose, your beneficiary will make the choice when he or she becomes entitled to payments. You may change the method at any time before payments begin. After your death, your beneficiary may change the method chosen by you, if you so provide. The death benefit may be paid to your beneficiary as follows:

A)	in one sum; or

B)	as a one-life annuity, as described in Part F; or

C)	as continuing payments under the MD election in accordance with your beneficiary’s applicable MD requirements.

PART F: ANNUITY BENEFIT

19.	Choosing an annuity. The choice of any annuity option is subject to the applicable restrictions of federal tax law. No guaranteed or fixed period may extend beyond the life expectancy, as calculated in the year in which annuity payments begin.

You may apply your accumulation to a one-life annuity only if you have not yet reached age 90. You may apply your accumulation to a two-life annuity only if neither you nor your second annuitant has reached age 90. The one life and two-life annuity options under the MD Election are as described in your contract’s income options. The amounts of such annuity benefits will be determined as described below. A two-life annuity is not available if the MD Election was made in connection with the settlement of death benefit proceeds. If the contract was issued to an employer that is not a state or local government to fund a Non-Qualified Deferred Compensation Plan described in IRC section 457(b), you may not apply your accumulation to provide for any form of annuity benefit.

If you die, your beneficiary may apply the death benefit to an annuity providing payments for a fixed period of not less than 2 nor more than 30 years or your life expectancy, as determined under IRS guidelines. If your beneficiary survives you and has not reached age 90, he or she may apply the death benefit to a one-life annuity.

If your accumulation is subject to spousal rights, then your choice of an annuity is subject to the right of your spouse, if any, to benefits as described below

The annuity options are available from your Traditional Annuity accumulation only. You can transfer some or all of any of your Investment Account accumulations to

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Your TIAA Deferred Annuity Endorsement

your Traditional Annuity accumulation to receive annuity benefits under these options. Once payments begin under an annuity option, no changes to those elections may be made.

20.	The amount of annuity benefit will be determined as of the date annuity payments start, based on:

A)	the amount of your Traditional Annuity accumulation under the MD election;

B)	the annuity purchase rates then made available by TIAA for such conversions from the MD Election to a life annuity;

C)	the annuity option chosen; and

D)	if you choose a lifetime annuity, your age and the age of your second annuitant, if any.

To comply with IRC Section 401(a)(9), we may make a supplemental payment to you in the year you elect an annuity. The amount of any supplemental payment will reduce the amount of your accumulation under the MD Election applied to the annuity. If the amount of your annuity benefit will be less than $100 per payment, TIAA will have the right to change the payment frequency so that the amount of annuity benefit will be $100 or more with the shortest interval between payments.

PART G: INTERNAL TRANSFERS

21.	Internal transfers from the Investment Accounts. Subject to section 23 (below) and employer plan limits on transfer rights if any, you may transfer all or any of your Investment Account accumulations under the MD election, or any part thereof not less than $1000, to your TIAA Traditional Annuity accumulation under the MD election or to your companion CREF certificate, under the MD election. Any internal transfer to CREF is subject to the terms of your companion CREF certificate and CREF’s Rules of the Fund. You may also transfer among your Investment Account accumulations. TIAA reserves the right to limit internal transfers from each of the Investment Accounts to not more than one in a calendar quarter.

An internal transfer will be effective as of the end of the business day in which TIAA receives, in a form acceptable to TIAA, your request for an internal transfer. You may defer the effective date of an internal transfer until any business day following the date on which we receive your request. TIAA will determine all values as of the end of the effective date. You cannot revoke a request for an internal transfer after its effective date.

If you elect an internal transfer, we may first pay to you any unpaid portion of the current year’s minimum distribution amount.

Internal transfers to the Traditional Annuity accumulation are received as of the beginning of the day following the effective date of the internal transfer. Internal transfers to your Investment Account accumulations purchase accumulation units as of the end of the effective date of the internal transfer. TIAA reserves the right to stop accepting internal transfers to the Traditional Annuity and/or any or all of the Investment Accounts at any time.

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Your TIAA Deferred Annuity Endorsement

22.	Internal transfers from the Traditional Annuity. If your remaining life expectancy is greater than ten years, you may transfer your Traditional Annuity accumulation under the MD Election to CREF or to an Investment Account by electing a Transfer Payout Annuity subject to the provisions on Transfer Payout Annuities described in your contract.

23.	Restrictions on transfers. To the extent permitted by applicable law, we may reject, limit, defer or impose other conditions on transfers into or out of an Investment Account in order to curb frequent transfer activity to the extent that comparable limitations are imposed on the purchase, redemption or exchange of shares of any of the funds held by an Investment Account. In accordance with applicable law, we may terminate the transfer feature of the contract at any time.

A fund in which an Investment Account invests may impose a redemption charge on its assets that are redeemed out of the fund in connection with a transfer. The fund determines the amount of the redemption charge and the charge is retained by or paid to the fund and not by or to TIAA. The redemption charge may affect the number and value of accumulation units transferred out of the Investment Account that invests in that fund and, therefore, may affect the Investment Account accumulation.

Your contract includes restrictions and provisions pertaining to limits on the total amount of Real Estate Accumulations that may result from transfers into the Real Estate Account or which may preclude the ability to transfer any additional amounts to the Real Estate Account. All such provisions and restrictions continue to apply to and include your Real Estate Account accumulation under the MD Election.

PART H: LUMP-SUM BENEFIT FROM THE INVESTMENT ACCOUNTS

24.	Availability of an Investment Account lump-sum benefit. Lump-sum benefits are available for Investment Account accumulations under the MD election to the same extent they are otherwise available from other Investment Account Accumulations under your contract and subject to the same restrictions. Lump-sum benefits are not available from your Traditional Annuity accumulation.

If your accumulation is from an annuity issued to an employer that is not a state or local government to fund a Non-Qualified Deferred Compensation Plan described in IRC section 457(b), you may not withdraw any of your accumulation as a lump-sum benefit.

If you elect a lump-sum benefit, we may first pay to you any unpaid portion of the current year’s minimum distribution amount.

25.	Withdrawals from the Investment Accounts to Pay Financial Advisor Fees. You may authorize a series of systematic withdrawals from your Investment Account accumulations to pay the fees of a financial advisor. Such systematic withdrawals are subject to all provisions applicable to systematic withdrawals, except as otherwise described in this section.

One series of systematic withdrawals to pay financial advisor fees may be in effect at the same time that one other series of systematic withdrawals is also in effect. Systematic withdrawals to pay financial advisor fees must be scheduled to be made quarterly only, on the first day of each calendar quarter, except that if the date of a

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Your TIAA Deferred Annuity Endorsement

scheduled withdrawal is not a business day, it will be paid on the following business day. The amount withdrawn from each account must be specified in dollars or percentage of accumulation, and will be in proportion to the accumulations in each account at the end of the business day prior to the withdrawal. The financial advisor may request that we stop making withdrawals.

We reserve the right to determine the eligibility of financial advisors for this type of fee reimbursement.

PART I: GENERAL PROVISIONS

26.	Roth accounting. Notwithstanding any other provision in the contract, all amounts added to or deducted from accumulations under the contract will be accounted for separately to the extent required by IRC Section 402A, or any successor section governing Roth 401(k) and/or Roth 403(b) amounts. If there is a change in IRC Section 402A, this provision shall be construed as referring to such section as changed.

27.	Spouse’s right to benefits. Your spouse’s rights as pertains to amounts under the MD Election are, to the extent applicable, the same as those associated with other amounts under your contract.

28.	Modification of an Investment Account. We may, as permitted by applicable law, combine, or delete Investment Accounts. We may add other Investment Accounts with the consent of your employer under your employer plan, if applicable. We may also, as permitted by applicable law and the New York Insurance Department, change or substitute the fund(s) whose shares are held by the Investment Account(s).

If you own accumulation units in an Investment Account that is deleted, you must transfer them to any other available Investment Account, the Traditional Annuity or to your companion CREF certificate. If you don’t tell us where to transfer your accumulation units, we’ll transfer them to the CREF Money Market Account under your companion CREF certificate.

29.	Compliance with laws and regulations. TIAA will administer your contract to comply with the restrictions of all laws and regulations pertaining to the terms and conditions of your contract. You cannot elect any benefit or exercise any right under your contract if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation. The choice of annuity benefit, method of payment of the death benefit, beneficiary or second annuitant, and the availability of internal transfers and lump-sum benefits as set forth in the contract are subject to the applicable restrictions, distribution requirements, and incidental benefit requirements of ERISA and the IRC, and any rulings and regulations issued under ERISA and the IRC.

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Your TIAA Deferred Annuity Endorsement

Teachers Insurance and Annuity Association of America

730 Third Avenue, New York, NY 10017-3206

Telephone: [800-842-2733]

Minimum Distribution Annuity Election Endorsement

Effective Date:             [mo /day/year, or upon receipt]

This endorsement is attached to and becomes part of annuity Contract Number: [DA00000-0]

The purpose of this endorsement is to acknowledge your election of the minimum distribution (MD) income option or death benefit payment method (“the MD Election”) in settlement of the following accumulations from the above contract:

$ 100,000 of TIAA Traditional Annuity Accumulation

and

xxx.xxxx Units from the Real Estate Account Accumulation

and the following units from the following Investment Accounts:

xxx.xxxx            Account 1

xxx.xxxx            Account 2

xxx.xxxx            Account 3]

[or:

The purpose of this endorsement is to acknowledge your election of the minimum distribution income option or death benefit payment method (“the MD Election”) in conjunction with the election of this option under CREF certificate number DA11111-1 ]

Date of First Periodic Payment:                [04 01 2013]

The terms of the endorsement previously attached to your contract describing your previous MD Election apply to this election as well.

President, and
Chief Executive Officer

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